Exhibit 99.2
McDonald's Corporation
Supplemental Information (Unaudited)
Quarter Ended March 31, 2022

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation (the “Company”) for the quarter ended March 31, 2022. This exhibit should be read in conjunction with Exhibit 99.1.
Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.

Impact of Russia-Ukraine Military Conflict
During the first quarter of 2022, McDonald's announced it was temporarily suspending operations and closing restaurants in Russia and Ukraine. The temporary closures were effective at the end of February in Ukraine and mid-March in Russia. The Company is supporting its businesses in these markets through the continuation of employee salaries and lease payments as well as providing support to the Company's supply chain in the region. The Company is monitoring the evolving situation in Europe and expects negative impacts on revenue and income as long as the military conflict continues.

Impact of COVID-19 Restrictions on the Business
COVID-19 resurgences continued to result in instances of government restrictions on restaurant operating hours, limited dine-in capacity and, in some cases, dining room closures, particularly in China.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Results excluding the effect of foreign currency translation (referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)
Quarters Ended March 31,	2022	2021	2022
Revenues	$5,665.6	$5,124.6	$(201.9)
Company-operated margins	343.2	343.9	(15.9)
Franchised margins	2,678.8	2,305.9	(73.6)
Selling, general & administrative expenses	677.0	566.4	8.4
Operating income	2,312.6	2,281.3	(35.4)
Net income	1,104.4	1,537.2	(13.4)
Earnings per share-diluted	$1.48	$2.05	$(0.02)

•The impact of foreign currency translation on consolidated operating results for the quarter primarily reflected the weakening of the Euro, Australian Dollar, British Pound and Russian Ruble.

Net Income and Diluted Earnings per Share
For the quarter, net income decreased 28% (27% in constant currencies) to $1,104.4 million, and diluted earnings per share decreased 28% (27% in constant currencies) to $1.48. Foreign currency translation had a negative impact of $0.02 on diluted earnings per share.
Results for 2022 included the following:
•$127 million, or $0.13 per share, of pre-tax operating expenses incurred to support the Company's businesses in Russia and Ukraine. Included in this amount were $27 million related to the continuation of employee salaries, lease and supplier payments as well as $100 million for inventory in the Company's supply chain that likely will be disposed of due to restaurants being temporarily closed
•$500 million, or $0.67 per share, of nonoperating expense to reserve for a potential settlement related to an international tax matter
Results for 2021 included the following:
•$135 million of pre-tax strategic gains, or $0.13 per share, primarily related to the sale of McDonald’s Japan stock

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended March 31,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$1,104.4	$1,537.2	(28)%	(27)%	$1.48	$2.05	(28)%	(27)%
Strategic (gains)/charges	102.1	(98.9)			0.13	(0.13)
Settlement reserve	500.0	—			0.67	—
Non-GAAP	$1,706.5	$1,438.3	19%	22%	$2.28	$1.92	19%	22%
Excluding strategic charges and gains and a nonoperating expense to reserve for a potential settlement related to an international tax matter, net income and diluted earnings per share for the quarter each increased 19% (22% in constant currencies).
During the quarter, the Company repurchased 6.2 million shares of stock for $1.5 billion. Additionally, the Company paid a quarterly dividend of $1.38 per share, or $1.0 billion.

Revenues
The Company's revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees, developmental licensees and affiliates. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales with minimum rent payments, and initial fees. Revenues from restaurants licensed to developmental licensees and affiliates include a royalty based on a percent of sales, and generally include initial fees. The Company’s Other revenues are comprised of fees paid by franchisees to recover a portion of costs incurred by the Company for various technology platforms, revenues from brand licensing arrangements to market and sell consumer packaged goods using the McDonald’s brand, and third-party revenues for the Dynamic Yield business.
Franchised restaurants represented 93% of McDonald's restaurants worldwide at March 31, 2022. The Company's heavily franchised business model is designed to generate stable and predictable revenue, which is largely a function of franchisee sales, and resulting cash flow streams.
REVENUES
Dollars in millions

Quarters Ended March 31,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$639.0	$618.3	3%	3%
International Operated Markets	1,480.7	1,379.7	7	14
International Developmental Licensed Markets & Corporate	182.7	163.5	12	21
Total	$2,302.4	$2,161.5	7%	12%

Franchised revenues
U.S.	$1,493.5	$1,420.5	5%	5%
International Operated Markets	1,403.3	1,144.4	23	29
International Developmental Licensed Markets & Corporate	366.0	312.5	17	21
Total	$3,262.8	$2,877.4	13%	17%

Total Company-operated sales and Franchised revenues
U.S.	$2,132.5	$2,038.8	5%	5%
International Operated Markets	2,884.0	2,524.1	14	21
International Developmental Licensed Markets & Corporate	548.7	476.0	15	21
Total	$5,565.2	$5,038.9	10%	14%

Total Other revenues	$100.4	$85.7	17%	19%

Total Revenues	$5,665.6	$5,124.6	11%	14%

•Total Company-operated sales and franchised revenues increased 10% (14% in constant currencies) for the quarter. Revenues in the quarter benefited from strong sales performance across all segments and were driven by France and the U.K. in the International Operated Markets segment. In the International Developmental Licensed Markets segment, the quarter reflected strong sales performance across all geographic regions, with China continuing to be impacted by COVID-19 resurgences and related government restrictions.

Comparable Sales
Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed (including restaurants temporarily closed due to COVID-19, as well as those in Russia and Ukraine). Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.

	Increase/(Decrease)
	Quarters Ended March 31,
	2022	2021
U.S.	3.5%	13.6%
International Operated Markets	20.4	0.6
International Developmental Licensed Markets & Corporate	14.7	6.4
Total	11.8%	7.5%

Systemwide Sales and Franchised Sales
The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
SYSTEMWIDE SALES*

	Quarter Ended March 31, 2022
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	3%	3%
International Operated Markets	16	23
International Developmental Licensed Markets & Corporate	15	19
Total	10%	14%
*    Unlike comparable sales, the Company has not excluded sales from hyper-inflationary markets from Systemwide sales as these sales are the basis on which the Company calculates and records revenues.

FRANCHISED SALES
Dollars in millions

Quarters Ended March 31,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$10,429.1	$10,089.8	3%	3%
International Operated Markets	8,111.9	6,880.6	18	24
International Developmental Licensed Markets & Corporate	6,946.7	6,048.0	15	19
Total	$25,487.7	$23,018.4	11%	14%

Ownership type
Conventional franchised	$18,443.3	$16,907.6	9%	12%
Developmental licensed	4,131.3	3,280.2	26	31
Foreign affiliated	2,913.1	2,830.6	3	7
Total	$25,487.7	$23,018.4	11%	14%

Restaurant Margins

Franchised restaurant margins are measured as revenues from franchised restaurants less franchised restaurant occupancy costs. Franchised revenues include rent and royalties based on a percent of sales, and initial fees. Franchised restaurant occupancy costs include lease expense and depreciation, as the Company generally owns or secures a long-term lease on the land and building for the restaurant location.

Company-operated restaurant margins are measured as sales from Company-operated restaurants less costs for food & paper, payroll & employee benefits and occupancy & other operating expenses necessary to run an individual restaurant. Company-operated margins exclude costs that are not allocated to individual restaurants, primarily payroll & employee benefit costs of non-restaurant support staff, which are included in selling, general and administrative expenses.

RESTAURANT MARGINS
Dollars in millions

	Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended March 31,	2022	2021	Inc/ (Dec)
Franchised
U.S.	$1,192.5	$1,131.1	5%	5%
International Operated Markets	1,125.7	868.6	30	37
International Developmental Licensed Markets & Corporate	360.6	306.2	18	21
Total	$2,678.8	$2,305.9	16%	19%
Company-operated
U.S.	$98.3	$125.1	(21)%	(21)%
International Operated Markets	241.2	218.0	11	18
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$343.2	$343.9	—%	4%
Total restaurant margins
U.S.	$1,290.8	$1,256.2	3%	3%
International Operated Markets	1,366.9	1,086.6	26	33
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$3,022.0	$2,649.8	14%	17%

n/m Not meaningful
•Total restaurant margins increased $372.2 million, or 14% (17% in constant currencies), for the quarter, reflecting strong sales performance across all segments. Franchised margins represented nearly 90% of restaurant margin dollars for the quarter.
•U.S. franchised margins for the quarter reflected higher depreciation costs related to investments in restaurant modernization.
•U.S. Company-operated margins for the quarter reflected positive sales performance, which was more than offset by significant inflationary impacts on labor and commodities.
•Total restaurant margins included $385.8 million of depreciation and amortization expense for the quarter.

Selling, General & Administrative Expenses
SELLING, GENERAL & ADMINISTRATIVE EXPENSES
Dollars in millions
•Selling, general and administrative expenses increased $110.6 million, or 20% (21% in constant currencies), for the quarter, primarily reflecting costs related to the Company's 2022 Worldwide Owner/Operator Convention, higher long-term incentive-based compensation expense and higher costs for investments in restaurant technology.
•Selling, general and administrative expenses as a percent of Systemwide sales was 2.4% and 2.2% for the quarters ended 2022 and 2021, respectively.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended March 31,
	2022	2021
Gains on sales of restaurant businesses	$(5.8)	$(17.6)
Equity in earnings of unconsolidated affiliates	(31.3)	(35.1)
Asset dispositions and other (income) expense, net	(29.5)	8.5
Impairment and other strategic charges (gains), net	127.1	(135.2)
Total	$60.5	$(179.4)
•Gains on sales of restaurant businesses decreased for the quarter primarily due to lower gains in the U.S.
•Equity in earnings of unconsolidated affiliates decreased for the quarter due to lower equity in earnings in Japan as a result of the Company's reduced ownership in McDonald's Japan when compared to the same period in 2021 as well as the impact of continued COVID-19 resurgences and related government restrictions on operating performance in China.
•Asset dispositions and other (income) expense, net for the quarter reflected the increase to fair value of an existing restaurant joint venture in connection with the buyout of a joint venture partner within the International Operated Markets segment.
•Impairment and other strategic charges (gains), net for the quarter reflected $127 million of pre-tax operating expenses incurred to support the Company's businesses in Russia and Ukraine. Included in this amount were $27 million related to the continuation of employee salaries, lease and supplier payments, as well as $100 million for inventory in the Company's supply chain that likely will be disposed of due to restaurants being temporarily closed.
Results for the quarter 2021 reflected $135 million of pre-tax strategic gains, primarily related to the sale of McDonald’s Japan stock.

Operating Income
OPERATING INCOME & OPERATING MARGIN
Dollars in millions

Quarters Ended March 31,	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,151.0	$1,125.5	2%	2%
International Operated Markets	1,129.2	953.8	18	21
International Developmental Licensed Markets & Corporate	32.4	202.0	(84)	(78)
Total	$2,312.6	$2,281.3	1%	3%

Operating margin	40.8%	44.5%
Non-GAAP operating margin	43.1%	41.9%

•Operating Income: Operating income increased $31.3 million, or 1% (3% in constant currencies), for the quarter. Results for the quarter 2022 reflected $127 million of costs incurred to support the Company's businesses in Russia and Ukraine. Results for the quarter 2021 included $135 million of pre-tax strategic gains, primarily related to the sale of McDonald's Japan stock. Excluding current and prior year strategic charges and gains, operating income increased 14% (18% in constant currencies).
•U.S.: The operating income increase for the quarter was driven by strong sales performance, partly offset by higher selling, general and administrative costs.
•International Operated Markets: The operating income increase for the quarter was driven by strong sales performance, primarily in France and the U.K.
•International Developmental Licensed Markets & Corporate: Excluding prior year strategic gains, the operating income increase for the quarter was driven by strong sales performance, primarily in Japan and Brazil, partly offset by higher Corporate selling, general and administrative expenses.
•Operating Margin: Operating margin is defined as operating income as a percent of total revenues. The contributions to operating margin differ by segment due to each segment's ownership structure, primarily due to the relative percentage of franchised versus

Company-operated restaurants. Additionally, temporary restaurant closures, which vary by segment, impact the contribution of each segment to the consolidated operating margin.
Excluding costs incurred to support the Company's businesses in Russia and Ukraine and prior year strategic gains, the increase in operating margin percent for the quarter was due to strong sales-driven restaurant margin growth, partly offset by higher Corporate selling, general and administrative expenses.

Interest Expense
•Interest expense decreased 4% (3% in constant currencies) for the quarter, primarily due to lower average debt balances.
Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended March 31,
	2022	2021
Interest income	$(2.6)	$(1.8)
Foreign currency and hedging activity	(11.3)	20.3
Other expense, net	498.0	10.1
Total	$484.1	$28.6
•Other expense, net included $500 million of nonoperating expense to reserve for a potential settlement related to an international tax matter.

Income Taxes
•The effective income tax rate was 28.3% and 21.3% for the quarters ended 2022 and 2021, respectively.
•Excluding the tax impacts of the $500 million of nonoperating expense to reserve for a potential settlement related to an international tax matter, and current and prior year strategic gains and charges, the effective income tax rate was 21.3% and 20.9% for the quarters ended 2022 and 2021, respectively.

Outlook

The military conflict between Russia and Ukraine has led to economic and political uncertainty globally. The below information is provided to assist in forecasting the Company's results for 2022, and the Company plans to provide updates as situations warrant.
•The Company expects net restaurant unit expansion will contribute about 1.5% to 2022 Systemwide sales growth, in constant currencies.
•The Company expects full year 2022 selling, general and administrative expenses of about 2.3% of Systemwide sales.
•The Company expects 2022 operating margin percent to be in the low-to-mid 40% range.
•Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2022 to be relatively flat to 2021.
•The Company expects the effective income tax rate for the full year 2022 to be in the 20% to 22% range. Some volatility may result in a quarterly tax rate outside of the annual range.
•The Company expects 2022 capital expenditures to be approximately $2.2 to $2.4 billion, about half of which will be directed towards new restaurant unit expansion across the U.S. and International Operated Markets. Over 40% will be dedicated to the U.S. business, most of which will go towards reinvestment, including the completion of restaurant modernization efforts. Globally, the Company expects to open approximately 1,700 to 1,800 restaurants. The Company will open approximately 400 to 500 restaurants in the U.S. and International Operated Markets segments, and developmental licensees and affiliates will contribute capital towards over 1,300 restaurant openings in their respective markets. The Company expects approximately 1,300 to 1,400 net restaurant additions in 2022.
•The Company expects to achieve a free cash flow conversion rate greater than 90%.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At March 31,	2022	2021	Inc/ (Dec)
U.S.	13,431	13,447	(16)

International Operated Markets
France	1,519	1,495	24
Canada	1,454	1,458	(4)
Germany	1,431	1,447	(16)
United Kingdom	1,368	1,341	27
Australia	1,024	1,008	16
Russia	854	789	65
Italy	635	611	24
Spain	559	539	20
Other	1,959	1,894	65
Total International Operated Markets	10,803	10,582	221

International Developmental Licensed Markets & Corporate
China	4,633	3,927	706
Japan	2,941	2,920	21
Brazil	1,062	1,030	32
Philippines	675	655	20
South Korea	400	404	(4)
Other	6,399	6,195	204
Total International Developmental Licensed Markets & Corporate	16,110	15,131	979

Systemwide restaurants	40,344	39,160	1,184

Countries	119	119	—

SYSTEMWIDE RESTAURANTS BY TYPE

At March 31,	2022	2021	Inc/ (Dec)
U.S.
Conventional franchised	12,769	12,791	(22)
Company-operated	662	656	6
Total U.S.	13,431	13,447	(16)

International Operated Markets
Conventional franchised	8,701	8,601	100
Developmental licensed	284	262	22
Total Franchised	8,985	8,863	122
Company-operated	1,818	1,719	99
Total International Operated Markets	10,803	10,582	221

International Developmental Licensed Markets & Corporate
Conventional franchised	88	104	(16)
Developmental licensed	7,697	7,443	254
Foreign affiliated	8,013	7,283	730
Total Franchised	15,798	14,830	968
Company-operated	312	301	11
Total International Developmental Licensed Markets & Corporate	16,110	15,131	979

Systemwide
Conventional franchised	21,558	21,496	62
Developmental licensed	7,981	7,705	276
Foreign affiliated	8,013	7,283	730
Total Franchised	37,552	36,484	1,068
Company-operated	2,792	2,676	116
Total Systemwide	40,344	39,160	1,184

Cautionary Statement Regarding Forward-Looking Statements
The information in this report contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this report not based upon historical fact is a forward- looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the dates the statements are made. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.
Risk Factors
Our business results are subject to a variety of risks, including those that are described below and elsewhere in our filings with the SEC. The risks described below are not the only risks we face. Additional risks not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business. If any of these risks materialize or intensify, our expectations (or the underlying assumptions) may change and our performance may be adversely affected.
GLOBAL PANDEMIC
The COVID-19 pandemic has adversely affected and may continue to adversely affect our financial results, condition and outlook.
Health epidemics or pandemics can adversely affect consumer spending and confidence levels and supply availability and costs, as well as the local operations in impacted markets, all of which can affect our financial results, condition and outlook. Importantly, the global pandemic resulting from COVID-19 has disrupted global health, economic and market conditions, consumer behavior and McDonald’s global restaurant operations since early 2020, and has resulted in increased pressure on labor availability and supply chain management. Local and national governmental mandates or recommendations and public perceptions of the risks associated with the COVID-19 pandemic have caused, and may continue to cause, consumer behavior to change, worsening or volatile economic conditions in certain markets, and increased regulatory complexity and compliance costs, each of which could continue to adversely affect our business. In addition, our global operations have been disrupted to varying degrees in different markets and may continue to be disrupted to varying degrees given the unpredictability of the virus, its resurgences and variants and government responses thereto as well as potentially permanent changes to the industry in which we operate. While we cannot predict the duration or scope of the COVID-19 pandemic, the resurgence of infections or the emergence of new variants in one or more markets, the availability, acceptance or effectiveness of vaccines or vaccination rates across the globe, the pandemic has negatively impacted our business and may continue to negatively impact our financial results, condition and outlook in a way that may be material.
The COVID-19 pandemic may also heighten other risks disclosed in these Risk Factors, including, but not limited to, those related to labor availability and costs, supply chain interruptions, commodity costs, consumer behavior, consumer perceptions of our brand and competition.
STRATEGY AND BRAND
If we do not successfully evolve and execute against our business strategies, including the Accelerating the Arches strategy, we may not be able to drive business growth.
To drive Systemwide sales, operating income and free cash flow growth, our business strategies must be effective in maintaining and strengthening customer appeal and capturing additional market share. Whether these strategies are successful depends mainly on our System’s ability to:
•capitalize on our global scale, iconic brand and local market presence to build upon our historic strengths and competitive advantages, such as our marketing, core menu items and digital, delivery and drive thru;
•continue to innovate and differentiate the McDonald’s experience, including by preparing and serving our food in a way that balances value and convenience to our customers with profitability;
•accelerate technology investments for a fast and easy customer experience;
•continue to run great restaurants by driving efficiencies and expanding capacities while continuing to prioritize health and safety;
•identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants;
•accelerate our existing strategies, including through growth opportunities and potential acquisitions, investments and partnerships; and

•evolve and adjust our business strategies in response to, among other things, changing consumer behavior, operational restrictions and impacts to our results of operations and liquidity, including as a result of the COVID-19 pandemic.
If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
Failure to preserve the value and relevance of our brand could have an adverse impact on our financial results.
To be successful in the future, we believe we must preserve, enhance and leverage the value of our brand, including our corporate purpose, mission and values. Brand value is based in part on consumer perceptions, which are affected by a variety of factors, including the nutritional content and preparation of our food, the ingredients we use, the manner in which we source commodities and general business practices across the System, including the people practices at McDonald’s restaurants. Consumer acceptance of our offerings is subject to change for a variety of reasons, and some changes can occur rapidly. For example, nutritional, health, environmental and other scientific studies and conclusions, which constantly evolve and may have contradictory implications, drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that affect the “informal eating out” (“IEO”) segment or perceptions of our brand, generally or relative to available alternatives. Our business could also be impacted by business incidents or practices, whether actual or perceived, particularly if they receive considerable publicity or result in litigation, as well as by our position or perceived lack of position on environmental, social responsibility, public policy, geopolitical and similar matters. Consumer perceptions may also be affected by adverse commentary from third parties, including through social media or conventional media outlets, regarding the quick-service category of the IEO segment or our brand, culture, operations, suppliers or franchisees. If we are unsuccessful in addressing adverse commentary or perceptions, whether or not accurate, our brand and financial results may suffer.
If we do not anticipate and address evolving consumer preferences and effectively execute our pricing, promotional and marketing plans, our business could suffer.
Our continued success depends on our System’s ability to build upon our historic strengths and competitive advantages. In order to do so, we need to anticipate and respond effectively to continuously shifting consumer demographics and trends in food sourcing, food preparation, food offerings, and consumer behavior and preferences, including with respect to the use of digital channels and environmental and social responsibility matters, in the IEO segment. If we are not able to predict, or quickly and effectively respond to, these changes, or if our competitors predict or respond more effectively, our financial results could be adversely impacted.
Our ability to build upon our strengths and advantages also depends on the impact of pricing, promotional and marketing plans across the System, and the ability to adjust these plans to respond quickly and effectively to evolving customer behavior and preferences, as well as shifting economic and competitive conditions. Existing or future pricing strategies and marketing plans, as well as the value proposition they represent, are expected to continue to be important components of our business strategy. However, they may not be successful, or may not be as successful as the efforts of our competitors, which could negatively impact sales, guest counts and market share.
Additionally, we operate in a complex and costly advertising environment. Our marketing and advertising programs may not be successful in reaching our customers in the way we intend. Our success depends in part on whether the allocation of our advertising and marketing resources across different channels, including digital marketing, allows us to reach our customers effectively, efficiently and in ways that are meaningful to them. If our advertising and marketing programs are not successful, or are not as successful as those of our competitors, our sales, guest counts and market share could decrease.
Our investments to enhance the customer experience, including through technology, may not generate the expected results.
Our long-term business objectives depend on the successful Systemwide execution of our strategies. We continue to build upon our investments in technology and modernization, digital engagement and delivery in order to transform the customer experience. As part of these investments, we are continuing to place emphasis on improving our service model and strengthening relationships with customers, in part through digital channels and loyalty initiatives, mobile ordering and payment systems, and enhancing our drive thru technologies, which may not generate expected results. We also continue to offer and refine our delivery initiatives, including through growing awareness and trial. Utilizing a third-party delivery service may not have the same level of profitability as a non-delivery transaction, and may introduce additional food quality, food safety and customer satisfaction risks. If these customer experience initiatives are not well executed, or if we do not fully realize the intended benefits of these significant investments, our business results may suffer.
We face intense competition in our markets, which could hurt our business.
We compete primarily in the IEO segment, which is highly competitive. We also face sustained, intense competition from traditional, fast casual and other competitors, which may include many non-traditional market participants such as convenience stores, grocery stores, coffee shops and online retailers. We expect our environment to continue to be highly competitive, and our results in any particular reporting period may be impacted by a contracting IEO segment or by new or continuing actions, product offerings or consolidation of our competitors and third-party partners, which may have a short- or long-term impact on our results.

We compete on the basis of product choice, quality, affordability, service and location. In particular, we believe our ability to compete successfully in the current market environment depends on our ability to improve existing products, successfully develop and introduce new products, price our products appropriately, deliver a relevant customer experience, manage the complexity of our restaurant operations, manage our investments in technology and modernization, and respond effectively to our competitors’ actions or offerings or to unforeseen disruptive actions. There can be no assurance these strategies will be effective, and some strategies may be effective at improving some metrics while adversely affecting other metrics, which could have the overall effect of harming our business.
We may not be able to adequately protect our intellectual property or adequately ensure that we are not infringing the intellectual property of others, which could harm the value of the McDonald’s brand and our business.
The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products.
We have registered certain trademarks and have other trademark registrations pending in the U.S. and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the U.S. in which we do business or may do business in the future and may never be registered in all of these countries. It may be costly and time consuming to protect our intellectual property, and the steps we have taken to do so in the U.S. and foreign countries may not be adequate. In addition, the steps we have taken may not adequately ensure that we do not infringe the intellectual property of others, and third parties may claim infringement by us in the future. In particular, we may be involved in intellectual property claims, including often aggressive or opportunistic attempts to enforce patents used in information technology systems, which might affect our operations and results. Any claim of infringement, whether or not it has merit, could be time-consuming, result in costly litigation and harm our business.
We cannot ensure that franchisees and other third parties who hold licenses to our intellectual property will not take actions that hurt the value of our intellectual property.
OPERATIONS
The global scope of our business subjects us to risks that could negatively affect our business.
We encounter differing cultural, regulatory, geopolitical and economic environments within and among the more than 100 countries where McDonald’s restaurants operate, and our ability to achieve our business objectives depends on the System’s success in these environments. Meeting customer expectations is complicated by the risks inherent in our global operating environment, and our global success is partially dependent on our System’s ability to leverage operating successes across markets and brand perceptions. Planned initiatives may not have appeal across multiple markets with McDonald’s customers and could drive unanticipated changes in customer perceptions and guest counts.
Disruptions in operations or price volatility in a market can also result from governmental actions, such as price, foreign exchange or trade-related tariffs or controls, trade policies and regulations, sanctions and counter sanctions, government-mandated closure of our, our franchisees’ or our suppliers’ operations, and asset seizures. Such disruptions or volatility can also result from acts of war, terrorism or other hostilities. For example, in response to the recent military conflict between Russia and Ukraine, we have paused our operations in Russia and Ukraine and experienced increased pressure on our supply chain and commodity costs, which we expect to impact our financial results. The broader impacts of the conflict and related sanctions, including on macroeconomic conditions, geopolitical tensions and consumer demand, may have an adverse impact on our business and financial results. Our international success depends in part on the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such actions and events.
Additionally, there are challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest. In many cases, such challenges may be exacerbated by the lack of an independent and experienced judiciary and uncertainty in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment. An inability to manage effectively the risks associated with our international operations could have a material adverse effect on our business and financial condition.
We may also face challenges and uncertainties in developed markets. For example, the U.K.’s exit from the European Union has caused increased regulatory complexities and uncertainty in European economic conditions and may also cause uncertainty in worldwide economic conditions. The decision created volatility in certain foreign currency exchange rates that may or may not continue, and may result in increased supply chain costs for items that are imported from other countries. Any of these effects, and others we cannot anticipate, could adversely affect our business, results of operations, financial condition and cash flows.

Supply chain interruptions may increase costs or reduce revenues.
We depend on the effectiveness of our supply chain management to assure reliable and sufficient supply of quality products on favorable terms. Although many of the products we sell are sourced from a wide variety of suppliers in countries around the world, certain products have limited suppliers, which may increase our reliance on those suppliers. Supply chain interruptions and related price increases can adversely affect us as well as our suppliers and franchisees, whose performance may have a significant impact on our results. Such interruptions and price increases could be caused by shortages, unexpected increases in demand, transportation issues, labor issues, weather-related events, natural disasters, acts of war, terrorism or other hostilities, or other factors beyond the control of us or our suppliers or franchisees. If we experience interruptions in our System’s supply chain, or if contingency planning is not effective, our costs could increase and/or the availability of products critical to our System’s operations could be limited.
Our franchise business model presents a number of risks.
Our success as a heavily franchised business relies to a large degree on the financial success and cooperation of our franchisees, including our developmental licensees and affiliates. Our restaurant margins arise from two sources: fees from franchised restaurants (e.g., rent and royalties based on a percentage of sales) and, to a lesser degree, sales from Company-operated restaurants. Our franchisees and developmental licensees manage their businesses independently and therefore are responsible for the day-to-day operation of their restaurants. The revenues we realize from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales. Business risks affecting our operations also affect our franchisees. In particular, our franchisees have also been impacted by the COVID-19 pandemic and the volatility associated with the pandemic. If franchisee sales trends worsen or volatility persists, our financial results could be negatively affected, which may be material.
Our success also relies on the willingness and ability of our independent franchisees and affiliates to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, value/promotional and capital-intensive reinvestment plans. The ability of franchisees to contribute to the achievement of our plans is dependent in large part on the availability to them of funding at reasonable interest rates and may be negatively impacted by the financial markets in general, by their or our creditworthiness or by banks’ lending practices. If our franchisees are unwilling or unable to invest in major initiatives or are unable to obtain financing at commercially reasonable rates, or at all, our future growth and results of operations could be adversely affected.
Our operating performance could also be negatively affected if our franchisees experience food safety or other operational problems or project an image inconsistent with our brand and values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subjected to litigation and potential delays. If franchisees do not successfully operate restaurants in a manner consistent with our required standards, our brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.
Our ownership mix also affects our results and financial condition. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex. The benefits of our more heavily franchised structure depend on various factors including whether we have effectively selected franchisees, licensees and/or affiliates that meet our rigorous standards, whether we are able to successfully integrate them into our structure and whether their performance and the resulting ownership mix supports our brand and financial objectives.
Challenges with respect to labor, including availability and cost, could impact our business and results of operations.
Our success depends in part on our System’s ability to proactively recruit, motivate and retain qualified individuals to work in McDonald’s restaurants and to maintain appropriately-staffed restaurants in an intensely competitive labor market. We and our franchisees have experienced and may continue to experience challenges in adequately staffing certain McDonald’s restaurants, which can negatively impact operations, including speed of service to customers, and customer satisfaction levels. The System’s ability to meet its labor needs is generally subject to external factors, including the availability of sufficient workforce, unemployment levels and prevailing wages in the markets in which we operate.
Further, increased costs and competition associated with recruiting, motivating and retaining qualified employees, as well as costs associated with promoting awareness of the opportunities of working at McDonald’s restaurants, could have a negative impact on our Company-operated margins and our franchisees’ profitability.
We are also impacted by the costs and other effects of compliance with U.S. and international regulations affecting our workforce, which includes our staff and employees working in our Company-operated restaurants. These regulations are increasingly focused on employment issues, including wage and hour, healthcare, immigration, retirement and other employee benefits and workplace practices. Claims of non-compliance with these regulations could result in liability and expense to us. Our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers, including those giving rise to claims of harassment or discrimination (or perceptions thereof) or workplace safety, could have a negative impact on consumer perceptions of us and our business. Additionally, economic action, such as boycotts, protests, work stoppages or campaigns by labor organizations, could adversely affect us (including our ability to recruit, motivate and retain talent) or our franchisees and suppliers, whose performance may have a significant impact on our results.

Effective succession planning is important to our continued success.
Effective succession planning is important to our long-term success. Failure to effectively identify, develop and retain key personnel, recruit high-quality candidates and ensure smooth management and personnel transitions could disrupt our business and adversely affect our results.
Food safety concerns may have an adverse effect on our business.
Our ability to increase sales and profits depends on our System’s ability to meet expectations for safe food and on our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues that may arise in the future, including in the supply chain, restaurants or delivery. Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe food products, including as our menu and service model evolve. However, food safety events, including instances of food-borne illness, occur within the food industry and our System from time to time and could occur in the future. Instances of food tampering, food contamination or food-borne illness, whether actual or perceived, could adversely affect our brand and reputation, as well as our financial results.
If we do not effectively manage our real estate portfolio, our operating results may be negatively impacted.
We have significant real estate operations, primarily in connection with our restaurant business. We generally own or secure a long-term lease on the land and building for conventional franchised and Company-operated restaurant sites. We seek to identify and develop restaurant locations that offer convenience to customers and long-term sales and profit potential. As we generally secure long-term real estate interests for our restaurants, we have limited flexibility to quickly alter our real estate portfolio. The competitive business landscape continues to evolve in light of changing business trends, consumer preferences, trade area demographics, consumer use of digital, delivery and drive thru, local competitive positions and other economic factors. If our restaurants are not located in desirable locations, or if we do not evolve in response to these factors, it could adversely affect Systemwide sales and profitability.
Our real estate values and the costs associated with our real estate operations are also impacted by a variety of other factors, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels, the cost of financing, natural disasters, acts of war, terrorism or other hostilities, or other factors beyond our control. A significant change in real estate values, or an increase in costs as a result of any of these factors, could adversely affect our operating results.
Information technology system failures or interruptions, or breaches of network security, may impact our operations or cause reputational harm.
We are increasingly reliant upon technology systems, such as point-of-sale, technologies that support our digital and delivery solutions, and technologies that facilitate communication and collaboration with affiliated entities, customers, employees, franchisees, suppliers, service providers or other independent third parties to conduct our business, whether developed and maintained by us or provided by third parties. Any failure or interruption of these systems could significantly impact our or our franchisees’ operations, or our customers’ experience and perceptions.
Security incidents or breaches have from time to time occurred and may in the future occur involving our systems, the systems of the parties we communicate or collaborate with (including franchisees) or the systems of third-party providers. These may include such things as unauthorized access, phishing attacks, account takeovers, denial of service, computer viruses, introduction of malware or ransomware and other disruptive problems caused by hackers. Certain of these technology systems contain personal, financial and other information of our customers, employees, franchisees and their employees, business customers and other third parties, as well as financial, proprietary and other confidential information related to our business. Despite response procedures and measures in place in the event of an incident, a security breach could result in disruptions, shutdowns, or the theft or unauthorized disclosure of such information. The actual or alleged occurrence of any of these incidents could result in mitigation costs, reputational damage, adverse publicity, loss of consumer confidence, reduced sales and profits, complications in executing our growth initiatives and regulatory and legal risk, including criminal penalties or civil liabilities.
Despite the implementation of security measures, any of these technology systems could become vulnerable to damage, disability or failures due to theft, fire, power loss, telecommunications failure or other catastrophic events. Certain technology systems may also become vulnerable, unreliable or inefficient in cases where technology vendors limit or terminate product support and maintenance. Our increasing reliance on third-party systems also subjects us to risks faced by those third-party businesses, including operational, security and credit risks. If technology systems were to fail or otherwise be unavailable, or if business continuity or disaster recovery plans were not effective, and we were unable to recover in a timely manner, we could experience an interruption in our or our franchisees’ operations.

LEGAL AND REGULATORY
Increasing regulatory and legal complexity may adversely affect our business and financial results.
Our regulatory and legal environment worldwide exposes us to complex compliance, litigation and similar risks that could affect our operations and results in material ways. Many of our markets are subject to increasing, conflicting and highly prescriptive regulations involving, among other matters, restaurant operations, product packaging, marketing, the nutritional and allergen content and safety of our food and other products, labeling and other disclosure practices. Compliance efforts with those regulations may be affected by ordinary variations in food preparation among our own restaurants and the need to rely on the accuracy and completeness of information from third-party suppliers. We also are subject to increasing public focus, including by governmental and non-governmental organizations, on environmental, social responsibility and corporate governance (“ESG”) initiatives. Our success depends in part on our ability to manage the impact of regulations and other initiatives that can affect our business plans and operations, which have increased and may continue to increase our costs of doing business and exposure to litigation, governmental investigations or other proceedings.
We are also subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations and proceedings, shareholder proceedings, employment and personal injury claims, landlord/tenant disputes, supplier-related disputes, and claims by current or former franchisees. Regardless of whether claims against us are valid or whether we are found to be liable, claims may be expensive to defend and may divert management’s attention away from operations.
Litigation and regulatory action concerning our relationship with franchisees and the legal distinction between our franchisees and us for employment law or other purposes, if determined adversely, could increase costs, negatively impact our business operations and the business prospects of our franchisees and subject us to incremental liability for their actions. Similarly, although our commercial relationships with our suppliers remain independent, there may be attempts to challenge that independence, which, if determined adversely, could also increase costs, negatively impact the business prospects of our suppliers, and subject us to incremental liability for their actions.
Our results could also be affected by the following:
•the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings;
•the cost and other effects of settlements, judgments or consent decrees, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and
•adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices.
A judgment significantly in excess of any applicable insurance coverage or third-party indemnity could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from claims may hurt our business. If we are unable to effectively manage the risks associated with our complex regulatory and legal environment, it could have a material adverse effect on our business and financial condition.
Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.
We are subject to income and other taxes in the U.S. and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or policy or related authoritative interpretations. We are also impacted by settlements of pending or any future adjustments proposed by taxing and governmental authorities inside and outside of the U.S. in connection with our tax audits, all of which will depend on their timing, nature and scope. Any significant increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters could have a material adverse impact on our financial results.
Changes in accounting standards or the recognition of impairment or other charges may adversely affect our future operations and results.
New accounting standards or changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, could adversely affect our future results. We may also be affected by the nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment or other charges that reduce our earnings.
In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. These estimates are highly subjective and can be significantly impacted by many factors such as global and local business and economic conditions, operating costs, inflation, competition, consumer and demographic trends and our restructuring activities. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If we experience any such changes, they could have a significant adverse effect on our reported results for the affected periods.

If we fail to comply with privacy and data collection laws, we could be subject to legal proceedings and penalties, which could negatively affect our financial results or brand perceptions.
We are subject to legal and compliance risks and associated liability related to privacy and data collection, protection and management as it relates to information associated with our technology-related services and platforms made available to business partners, customers, employees, franchisees or other third parties. For example, the General Data Protection Regulation (“GDPR”) requires entities processing the personal data of individuals in the European Union to meet certain requirements regarding the handling of that data. We are also subject to U.S. federal and state and foreign laws and regulations in this area such as the California Consumer Privacy Act (“CCPA”). These regulations have been subject to frequent change, and there may be markets or jurisdictions that propose or enact new or emerging data privacy requirements in the future. Failure to comply with GDPR, CCPA or other privacy and data collection laws could result in legal proceedings and substantial penalties and materially adversely impact our financial results or brand perceptions.
MACROECONOMIC AND MARKET CONDITIONS
Unfavorable general economic conditions could adversely affect our business and financial results.
Our results of operations are substantially affected by economic conditions, including inflationary pressures, which can vary significantly by market and can impact consumer disposable income levels and spending habits. Economic conditions can also be impacted by a variety of factors including hostilities, epidemics, pandemics and actions taken by governments to manage national and international economic matters, whether through austerity, stimulus measures or trade measures, and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers. Sustained adverse economic conditions or periodic adverse changes in economic conditions in our markets could pressure our operating performance and our business continuity disruption planning, and our business and financial results may suffer.
Our results of operations are also affected by fluctuations in currency exchange rates and unfavorable currency fluctuations could adversely affect reported earnings.
Changes in commodity and other operating costs could adversely affect our results of operations.
The profitability of our Company-operated restaurants depends in part on our ability to anticipate and react to changes in commodity costs, including food, paper, supplies, fuel, utilities, distribution and other operating costs, including labor. Volatility in certain commodity prices and fluctuations in labor costs have adversely affected and in the future could adversely affect our operating results by impacting restaurant profitability. The commodity markets for some of the ingredients we use, such as beef, chicken and pork, are particularly volatile due to factors such as seasonal shifts, climate conditions, industry demand and other macroeconomic conditions, international commodity markets, food safety concerns, product recalls, government regulation, and acts of war, terrorism or other hostilities, all of which are beyond our control and, in many instances, unpredictable. Our System can only partially address future price risk through hedging and other activities, and therefore increases in commodity costs could have an adverse impact on our profitability.
A decrease in our credit ratings or an increase in our funding costs could adversely affect our profitability.
Our credit ratings may be negatively affected by our results of operations or changes in our debt levels. As a result, our interest expense, the availability of acceptable counterparties, our ability to obtain funding on favorable terms, our collateral requirements and our operating or financial flexibility could all be negatively affected, especially if lenders impose new operating or financial covenants.
Our operations may also be impacted by regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs. If any of these events were to occur, they could have a material adverse effect on our business and financial condition.
Trading volatility and the price of our common stock may be adversely affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these factors, some of which are beyond our control, are the following:
•the unpredictable nature of global economic and market conditions;
•governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the U.S., which is the principal trading market for our common stock, and media reports and commentary about economic, trade or other matters, even when the matter in question does not directly relate to our business;
•trading activity in our common stock, in derivative instruments with respect to our common stock or in our debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence, driven in part by expectations about our performance; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our common stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•the impact of our stock repurchase program or dividend rate; and
•the impact on our results of corporate actions and market and third-party perceptions and assessments of such actions, such as those we may take from time to time as we implement our strategies, including through acquisitions, in light of changing business, legal and tax considerations and evolve our corporate structure.
Our business is subject to an increasing focus on ESG matters.
In recent years, there has been an increasing focus by stakeholders – including employees, franchisees, customers, suppliers, governmental and non-governmental organizations and investors – on ESG matters. A failure, whether real or perceived, to address ESG matters or to achieve progress on our ESG initiatives on the anticipated timing or at all, could adversely affect our business, including by heightening other risks disclosed in these Risk Factors, such as those related to consumer behavior, consumer perceptions of our brand, labor availability and costs, supply chain interruptions, commodity costs, and legal and regulatory complexity. Conversely, our taking a position, whether real or perceived, on ESG, public policy, geopolitical and similar matters could adversely impact our business.
The standards we set for ourselves regarding ESG matters, and our ability to meet such standards, may also impact our business. For example, we are working to manage risks and costs to our System related to climate change, greenhouse gases, and diminishing energy and water resources, and we have announced initiatives relating to, among other things, environmental sustainability, responsible sourcing and increasing diverse representation across our System. We may face increased scrutiny related to reporting on and achieving these initiatives, as well as continued public focus on similar matters, such as packaging and waste, animal health and welfare, deforestation and land use. We may also face increased pressure from stakeholders to provide expanded disclosure and establish additional commitments, targets or goals, and take actions to meet them, which could expose us to additional market, operational, execution and reputational costs and risks. Moreover, addressing ESG matters requires Systemwide coordination and alignment, and the standards by which certain ESG matters are measured are evolving and subject to assumptions that could change over time.
Events such as severe weather conditions, natural disasters, hostilities, social unrest and climate change, among others, can adversely affect our results and prospects.
Severe weather conditions, natural disasters, acts of war, terrorism or other hostilities, social unrest or climate change (or expectations about them) can adversely affect consumer behavior and confidence levels, supply availability and costs and local operations in impacted markets, all of which can affect our results and prospects. Climate change may also increase the frequency and severity of such weather-related events and natural disasters. Our receipt of proceeds under any insurance we maintain with respect to some of these risks may be delayed or the proceeds may be insufficient to cover our losses fully.